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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Level One Communications, Incorporated for the registration of Intel Corporation common stock and to the incorporation by reference therein of our report dated January 11, 1999, with respect to the consolidated financial statements and schedule of Intel Corporation included in and/or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 26, 1998, filed with the Securities and Exchange Commission and in its Annual Report to Stockholders.


/s/ Ernst & Young LLP

San Jose, California
July 6, 1999